Exhibit 13.1

Open Science Collaboration Platform

with HelixTM, The Currency of ScienceTM

Introduction

What is Knowbella and how do we intend to make money?

Knowbella is a platform that plans to recycle and uncover unused/idle/orphan technologies and intellectual assets around the globe (just like Uber® and Airbnb® leverages idle car seats and rooms, Knowbella leverages idle intellectual assets).

We plan to attract global users (researchers, scientists, engineers, technologists, etc.) by offering them free access and research tools to advance and commercialize the technologies.

We will make money by selling access to the data and analytics generated by thousands of users on the Knowbella Platform. The data and user profiles will be extremely valuable for staffing, recruiting and HR organizations (think Linkedln) as well as for market and research intelligence. We also intend to make money through new technologies developed on the Knowbella Platform.

Note that we use the term intellectual property (IP) throughout this summary. Intellectual property includes any type of knowledge including; patents, copyrights, publications, lab notes, technologies, dissertations, etc. We use the acronym “IP” to include any of the above forms of knowledge. Also, the terms “idle”, “orphan”, “dormant”, “unused”, “underutilized” are used interchangeably in this summary.

Why use blockchain technology?

Most investors are not concerned about underlying technologies (such as node.js or java script) but rather about the business model and how money will be made. Blockchain is simply a new technology that is used for components of our platform to manage intellectual assets, grant money, Helix tokens (rewards), etc. Some consider blockchain as the Web 3.0 and will dramatically improve how business is conducted across all industries.

Why are Helix tokens important to Knowbella?

Helix tokens are simply a reward mechanism (think airline miles) for our users. This is how we will accelerate the growth of our platform by rewarding the users Helix tokens. Helix tokens also have many other attributes that will be discussed in more detail throughout this summary.

We are “open sourcing” intellectual properties (IP).

Similar to GitHub® open-sources software technologies, Knowbella Tech™ open-sources unused technologies and intellectual assets. Just as Airbnb® leverages unutilized or idle properties, Knowbella leverages idle or unutilized intellectual properties (often referred to as dormant or orphan IP) by matching producers (inventors, researchers, innovators) with consumers (scientists, engineers, technologists, etc.). Until now, unused intellectual assets and technologies have languished on the shelves of global companies and institutions. Knowbella is a platform business model that crowdsources these unused assets (also can be referred to as dormant or orphaned or “idle” IP) to advance science and innovations to improve our world. (Please note that for simplicity, in this executive summary, the terms; IP, intellectual assets, technologies, sleeping patents, dormant IP, orphan, and idle IP are all used interchangeably.)

The opportunity for Knowbella to open-source unused technologies is massive. The global value of unused technologies is estimated to be $4 trillion dollars.1 Knowbella has the potential to make market value of these intellectual assets and technologies by open sourcing to the global scientific and engineering communities. Similar to the ease with which GitHub® users can “fork” projects, scientists and engineers on the Knowbella Platform can start with existing intellectual assets and take it in new directions and applications. These new directions and applications can in turn be forked further, expanding the potential and value of the original IP in a network effect.

The Knowbella Platform™ is powered by the Helix token, “The Currency of Science.” Scientists can conduct smart contract-based transactions with grant funders, vendors, service providers, and other scientists using Helix tokens. The researchers earn Helix by joining, participating in, and contributing to the Knowbella scientific community. This forms an economic and scientific ecosystem that rewards scientists for conducting and sharing their research in the Knowbella Platform.

Helix is stored on the Ethereum blockchain, assuring integrity and flexibility, and enabling management and verification tools to achieve shared goals efficiently.

Through a token sale, which we expect to qualify under Regulation A+, Tier 2. Knowbella expects to launch the Helix token to serve as “The Currency of Science” for researchers, institutions, grant providers, and scientific vendors. With this offering we can offer up to $50 million in Helix token securities. Our intention is to only offer $16.7 million of Helix to the public to fund our development and growth. The $33.3 million balance will be set aside for incentivizing and rewarding the scientific community as well as for reserves. This offering of Helix security tokens, allows us to raise significant capital with no dilution to our seed round investors who invested, or are investing, in the parent company, Knowbella Tech, LLC.

Helix is backed by the equity of Knowbella Helix, Inc (“Knowbella”, “Company”, “Knowbella Tech”). Every holder of Helix tokens gains rights to convert to Class H shares upon certain liquidity events to participate in 25% of the profit. As the Company and its Knowbella Platform gains in value, so do the Helix tokens.

The Knowbella Platform’s underlying technology is currently under a soft launch at Open Therapeutics’ www.therapoid.net. Knowbella has acquired a sole license to the Therapoid from Open Therapeutics. The license agreement will potentially save Knowbella over $2M+ development costs and over 18 months of time, testing, and development; thereby accelerating our time to launch. Our license agreement is for all technologies outside of therapeutics such as; engineering, materials, agriculture, energy, power, chemicals, etc. Our plan is to eventually merge both platforms to be one interdisciplinary platform.

Problem

Scientists discover the knowledge that changes the way we understand our world and ourselves. However, Western scientists work in a system dominated by a “publish or perish” mindset, a time- and labor-intensive funding process, and a protectionist “silo” model which prevents the value of research from being realized. Until now, idle intellectual property has not been economically valued.

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Currently, the progress of science labors under a dominant paradigm with many obstacles and pain points:

•	Idle IP

A potential goldmine of unshared knowledge, “sleeping” patents, unused intellectual assets and technologies languishes in institutions across the globe, out of reach of scientists who could grow its value.

•	Protectionist Research Silos

Much of Western science is conducted in “patent and copyright silos,” as scientists work in limited sharing environments; their research locked down within institutional boundaries, and waste valuable time and resources duplicating unshared research.

•	Fragmented Innovation and Collaboration Tools

A large number of disparate tools and services exist to support scientific collaboration, but there is no end-to-end ecosystem to support researchers through the entire process (from proposal through publishing).

•	Access for Underserved Scientists

Some researchers could make significant contributions to science, but they lack the resources to participate in the existing system, unable to afford access to scientific journals and basic lab equipment.

There are many other problems that exist with the current outdated research model such as cumbersome and time-consuming peer review process (The Economist, 2017), difficult funding processes, gaps between science and the public, and complex transactions through the research process.

Solution

There is a better way.

Knowbella Tech provides a new alternative with an open science platform powered by distributed blockchain technology. The Knowbella Platform provides scientists around the globe free access to technologies and IP that have been hidden and languishing in institutions around the globe. The platform also provides scientists access to thought leaders and other researchers to collaborate and tools with which to innovate. Through collaboration and crowdsourcing scientists, we enable them to unlock and bring value to intellectual assets that may otherwise languish as worthless. These assets hold tremendous opportunity to our world if it is open to scientists to collaborate around and to advance new discoveries and innovations.

The Helix token will help fuel the growth of the Knowbella Platform through an incentive system that rewards researchers for doing the science they love rather than only gaining reward for being published.

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This is the promise of Knowbella Tech.

•	Open IP and technologies

With institutions out-licensing idle IP to our open platform, we can unlock the assets value by exposing it to a global community of science-minded users that could benefit.

•	Open Science

All IP and research based upon that IP within the Knowbella Platform is freely available under a Creative Commons 4.0 and Copyleft model.2 3 This enables collaboration across borders and institutions that could improve our world.

•	Integrated Innovation and Collaboration Tools

Knowbella’s end-to-end ecosystem gives the global scientific community the tools to connect with the people, projects, and resources most relevant to each user’s interests, to advance science collaboratively.

Blockchain technology will be leveraged for smart contract transactions, direct funding relationships as well as IP provenance. Our Platform will provide a more efficient and accessible peer review process and open access publishing for all scientist especially the underserved. Finally, the Platform provides a more engaging and empowering experience for the public to participate in the research process.

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The Goal of Knowbella Tech

A Knowbella core value is open science, free of artificial boundaries or restrictions, where participants can interact with one another in a trusted manner. Blockchain enables decentralized trust in ways that were not previously possible. In the quickly expanding realm of blockchain technology, Ethereum has emerged as a versatile, rigorous platform for facilitating peer-to-peer contracts and applications. Knowbella Tech seeks to use these new capabilities to create a trusted network for scientists to collaborate, conduct transactions, and share their discoveries. This sets the stage for the development of innovations previously unimagined.

Helix Tokens The Helix token “The Currency of Science” incentives the Knowbella community and is the fuel that accelerates its growth. Helix serves multiple important functions:
•	Incentivizes scientists to collaborate within the Platform to further develop IP and build the Knowbella community.

•	Serves as a medium of exchange between scientists, vendors and service providers in Knowbella’s “gig” economy.

•	Reduces friction and fees for cross-border funding and research grants by reducing transaction times, costs and more quickly directing more money to researchers.

•	Enables Helix token holders to guide the features and functions of the Platform with voting rights bestowed with Helix token ownership.

•	Provides Helix token holders with economic rights to Knowbella Tech, if an when converted to Class H common stock.

Competitive Landscape

In the current scientific system there are many excellent tools and services that exist for the research process, but they only address discrete parts of the ecosystem. These current tools validate both the need for solutions to challenges while providing an opportunity for Knowbella’s, end-to-end ecosystem.

•	Research Gate® - Enables collaboration around post-published papers.

•	Innoget® - innovation challenges for developing IP.

•	LinkedIN/Microsoft® - user biographical information.

•	Redhat® - monetizing open source.

•	GitHub® - hosts open source software.

•	Biowebspin® - scientific biographical information.

•	Open Science FrameworkTM (OSF) - open science platform for manuscript development.

Monetization Overview

Once Knowbella aggregates the crowd there will be many ways to monetize. Most all platform business models and social networks rely primarily on advertising revenues for monetization. For Knowbella, ad revenues are further down our monetization list. We expect our network to quickly reach critical mass due to our Helix token rewards, free access to intellectual assets and our strategic partnerships that will provide us access to over 4 million scientists, engineers, technologists, etc.

As Knowbella gains critical mass in the community size, we see a valuable monetization opportunity in selling user opted-in data as well as bounties to solve corporate research challenges. Businesses will pay for access to mine data/intelligence from the platform for a view into new research areas and innovations. Human resource (HR) organizations and recruiting agencies will purchase access to source consultants, contractors, full-time employees and other contingent talent. Researchers will appreciate the employment, consulting, and honoraria opportunities that may arise from the Platform. We will also provide a matching service for “gig” workers or freelancers to support the researchers.

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Initially, we will focus on monetizing our human capital model through Knowbella Talent Solutions. This will have job boards for job ad placements, matching service for gig workers and freelancers and as we gain critical mass we will sell access to recruiting agencies and HR organizations for them to source talent.

Our focus on human capital is supported by Deloitte studies:

The rules are changing. There is a shift from full-time employees as main source of talent to access to a continuum of available talent, including contractors, gig employees, crowds, and competitions. (Deloitte, 2017)

Today, more than one in three US workers are freelancers—a figure expected to grow to 40 percent by 2020. This year’s survey confirms that the contingent workforce has gone global. Fully 51 percent of executives in our global survey plan to increase or significantly increase the use of contingent workers in the next three to five years, while only 16 percent expect a decrease. (Deloitte, 2016)

The platform will be well positioned to support contingent workforce recruitment and a professional gig economy where we match users to needed services such as writing & translation, data analysis, lab support, programming & tech, marketing, white board animations, explainer videos, etc. Knowbella may earn transaction fees for matching the buyers and sellers.

HR organizations and recruiting agencies will purchase access to conduct recruiting and staffing activities. For example, Linkedln® sells access through a tool Linkedln Recruiter®. Knowbella will have a similar tool but the depth and breadth of the user data captured is far greater and more specific than Linkedln. Currently, Linkedln only provides search overview of a title, resume and top-level profile on the individual. Knowbella will be collecting deeper data and in real-time thus users will not need to manually update their profiles to reflect work and activities conducted on the platform.

When was the last time you updated your LinkedIn profile?

Our users will be incentivized with Helix tokens to initially upload research papers, projects, lab notes, dissertations, micrographs, videos, poster sessions, etc. They will also be collaborating and working on projects within the Platform that will be visible to a recruiter or hiring manager. The real-time view comes into play when users are collaborating and working on projects. This creates a “scouting” opportunity rather than “recruiting” since recruiters (and hiring managers) can see candidates in action. Thus, greatly reducing the time in the hiring process.

“Scouting will soon be the new recruiting”

This new real-time search creates an environment where hiring managers can directly “scout” for talent and communicate with candidates rather the current lengthy and expensive process with recruiters. For example, if Boeing® is looking to source twenty material scientists with experience in a specific advanced material type, they could access our recruiting and scouting search tool for these human resources with their specific requirements and significantly reduce the hiring cycle. Hiring managers (and recruiters) will have access to the past and most recent project work around advanced materials to narrow their candidate search.

Recruiters and hiring managers will also have access to see how candidates interact with other researchers, reputations, followers, “likes” etc.

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LinkedIn Recruiter charges $300 - $8,000 per seat annually with access to their limited profile information. Knowbella may charge a much greater premium due to the deeper profile data and real-time search capabilities.

Finally, Knowbella has many other future monetization opportunities such as building and spinning off new technologies that emerge from the platform as subsidiaries.

Team

Management

Mr. Mark Pohlkamp, CEO and Board Member. https://www.linkedin.com/in/markgpohlkamp/

Mr. Jason E. Barkeloo, Founder and Board Chair. https://www.linkedin.com/in/jasonebarkeloo/

Ms. Laura Cannon, Consulting Software Developer. https://www.linkedin.com/in/lauracannonmaine/

Mr. Martin Koistinen, Consulting Director of Software Development. https://www.linkedin.com/in/mkoistinen/

Advisory Board

Dr. Sönke Bartling, Founder of Blockchain for Science and associated research at the Alexander von Humboldt Institute for Internet and Society.

Mr. Martin Dueñas, MPA, Director of the Health Research Management Practice (HRMP) at Leidos

Li Guo, Ph.D, Scientific Community Manager at Open Therapeutics.

Jerome Hamilton, CEO, Open Therapeutics, an Open Science company crowdsourcing researchers.

Austin Kim, COO and Co-Founder of Crypterium, the most successful blockchain-based ICO ever as measured by the number of token buyers. Crypterium, the world’s first mobile cryptocurrency bank, will enable everybody to transact with cryptocurrency in real world situations from the simplicity of their mobile phones.

Dave Knox, brand marketer, venture investor, startup advisor, and author of Predicting The Turn: The High Stakes Game of Business Between Startups and Blue Chips

Kelly Land, advisor and investor in numerous companies around the world specializing in software and medical devices.

Dr. Roland Everett Langford, Ph. D, Expert in environmental protection, occupational safety and health, and radiation protection.

Peter McCrea, President of the Cavendish Impact Foundation, a donor advised Impact Investment platform.

Ed McKinzie, Principal Research Associate supporting the Sensors and Intelligent Systems and the Sensors and Electromagnetic Applications Laboratories at Georgia Tech Research Institute (GTRI).

Louise Page, Chief Innovation Office, Public Library of Science (PLOS) leading PLOS’ Open Science strategy.

Raymond Scalettar, MD, DSc, FACP, Expert in Rheumatology and Internal medicine.

Dr. Jeff Teo, Professor of Cybersecurity at Bluefield College and expert of Trusted Computing.

Rosemarie Truman, Founder and CEO of the Center for Advancing Innovation (CAI).

Jeffrey S. Wallace, Professor of Personal Finance at Snow College and an active Real Estate, Private Business, and Cryptocurrency Investor.

Capital Raise

Regulation A+ allows an offering of up to $50M. Knowbella is only offering for sale $16.7M (33.3%) of Helix token securities. The balance, $33.3 million, of Helix tokens is primarily reserved for rewarding the scientific community and attracting intellectual assets. These rewards will incentivize and fuel the platform growth of users, intellectual assets and adoption of Helix as the Currency of Science.

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Conclusion

Knowbella’s mission is to open and decentralize science, to become a sustainable company that maximizes social good, generates economic incentives, and improves our world. We aim to help scientists around the world find previously hidden and unused and idle knowledge, connect with others to grow that knowledge, disseminate their findings more quickly through open access publishing, and reward them for their contributions to science.

The Knowbella Platform utilizes Ethereum blockchain technology to streamline a comprehensive ecosystem around open technologies. This empowers the Knowbella community with a framework for unimaginable innovations. Opted-in user data collected from the Platform will be monetized through human capital intelligence and business intelligence as well as spinning off new subsidiaries that emerge around tech discoveries and innovations.

We welcome you to join the Knowbella family to help advance our mission in opening science to advance new discoveries and innovations that will improve our world.

Citations and Endnotes

[1]	Hovis, Jeff. “Orphan” Technologies...Leaving Four Trillion Dollars in Value on the Shelf, ISPIM Innovation Insights, Product Genesis, April 2014.
[2]	Attribution 4.0 International (CC BY 4.0). Accessed December 20, 2017 at https://creativecommons.org/licenses/by/4.0/.
[3]	Copyleft. Accessed December 20, 2017, https://en.wikipedia.org/wiki/Copyleft.

Legal Disclosure

“This document contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development; our intellectual property position; our ability to develop and grow the platform; expectations regarding platform launch, user growth and revenue; our results of operations, cash needs, spending, financing condition, liquidity, prospects, growth and strategies; the industry in which we operate; and the trends that may affect the industry or us. Although we believe we have a reasonable basis for each forward-looking statement, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity may differ materially from the forward-looking statements contained in this document. Any forward-looking statements that we make in this document speak only as of the date of such statement, and we undertake no obligations to update such statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.”

“This is not an offer or solicitation to sell securities in any jurisdiction. Any such offer or solicitation will be made only by means that are in compliance with applicable securities and other laws. No money or other consideration is being solicited in connection with this document and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement on Form 1-A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any person’s indication of interest involves no obligation or commitment of any kind. Potential investors may obtain a copy of Knowbella’s most recent Preliminary Offering Circular by emailing Mark Pohlkamp, CEO, at mark@knowbella.tech.”

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Value Propositions

Knowbella Tech will provide a free scientific collaboration web platform that hosts dormant and orphan [“dorphan”] intellectual properties [IP], grants and funding, free lab equipment, and a preprint server; an entire ecosystem. The scientists who use the Knowbella Platform will be rewarded in a form of cryptocurrency called Helix™.

Any IP qualifies! Disclosures not being moved to provisional; Provisional filings not being moved to non-provisional; expiring patents; know-how; unpublished manuscripts, grant applications, etc. We do not decide what to take. If you want to provide it and generate value, the global scientific community will decide if they want to pursue it.

What’s in it For the Intellectual Property Office?

•	Knowbella Tech freely promotes your out-licensing portfolio

•	Increase the number of licenses by out-licensing the dormant and orphan IP

•	Bring sponsored research attention to your researchers

•	Stimulate international collaborations

•	Bring grant funding attention to your researchers

•	Become a knowledge center using dashboard data

•	Gain sponsors

•	In the case of public institutions and government, the orphan IP is not providing a return to the taxpayers

•	Gain or maintain positive morale of the researcher, particularly when the IP is not moved to prosecution and is abandoned.

•	Brand enhancement

•	Doing a social good

What’s in it for the Researcher/lnventor?

•	Enhances international scientific collaboration

•	Gain co-authorships from other scientists moving the dormant/orphan IP forward

•	Collaboration is optional

•	Gain sponsored research

•	Access grant funding

•	Help with gaining grants from funders that require Open [Gates Foundation, Wellcome, etc.]

•	Gain honoraria and speaking engagements from collaborators and industry

•	Maintain knowledge leadership around the IP; proliferate your science

•	Publish to preprint server where publishers compete for manuscripts

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This document contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development; our intellectual property position; our ability to develop and grow the platform; expectations regarding platform launch, user growth and revenue; our results of operations, cash needs, spending, financing condition, liquidity, prospects, growth and strategies; the industry in which we operate; and the trends that may affect the industry or us. Although we believe we have a reasonable basis for each forward-looking statement, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity may differ materially from the forward-looking statements contained in this document. Any forward-looking statements that we make in this document speak only as of the date of such statement, and we undertake no obligations to update such statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

This is not an offer or solicitation to sell securities in any jurisdiction. Any such offer or solicitation will be made only by means that are in compliance with applicable securities and other laws. No money or other consideration is being solicited in connection with this document and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement on Form 1-A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any person’s indication of interest involves no obligation or commitment of any kind. Potential investors may obtain a copy of Knowbella’s most recent Preliminary Offering Circular by emailing Mark Pohlkamp, CEO, at mark@knowbella.tech.

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Knowbella Tech
BLOCKCHAIN-ENABLED OPENSCIENCE

“Airbnb for IP”

Revolutionizing the STEM* recruitment industry by connecting global researchers to idle intellectual properties
*STEM (science, engineering, technology, math)

THE PROBLEM
There is an estimated $4 trillion dollars of knowledge and orphan technologies languishing in institutions around the globe.1
Research is conducted in isolated non-open collaborative “silos”.
International collaboration between scientists is difficult. Lack of access for underserved scientists.
There is a better way
1. Hovis, Jeff. “‘Orphan’ Technologies...Leaving Four Trillion Dollars in Value on the Shelf”, ISPIM Innovation Insights, Product
Genesis, April 2014

THE PROBLEM
$4T of idle intellectual properties sits languishing in universities, institutions and corporations across the globe
There is a global shortage of STEM workers and competition
80% of candidates are “passive” with limited and stale profile
When was the last time you updated your Linkedln profile?
STEM jobs take almost 50 percent longer to fill than non-STEM

THE SOLUTION
Knowbella Platform™ is an open science ecosystem that can:
. Attract scientists and IP from around the world to advance science and innovation
. Offer free access to IP which has been idle, dormant or orphan (“dorphan”)
. Provide scientists free access to grant funding, manuscript development, and preprint server
. Reward scientists for doing science, not just getting published

THE SOLUTION
Scouting is the new recruiting
Knowbella Platform connects global researchers to collaborate and advance the $4T of idle intellectual properties (IP) languishing across institutions, universities and companies
Knowbella Talent Solutions provides faster access to sourcing the right STEM talent
Real-time and automatic user profile updates from platform activities and APIs
Recruitment dashboard provides recruiters and hiring managers access to the Knowbella Platform’s deep user profiles and real-time activity data (projects, contributions, etc.)
API access to other social media accounts build deeper user profiles
Helix token reward system fuels the Knowbella Platform

THE PRODUCT
. Knowbella Platform connects global researchers and crowdsources intellectual property
. Provide scientists free access to IP, grant funding, manuscript development tools, and preprint server
. Recruiting dashboard for hiring managers and recruiters . Exclusive license to Open Therapeutics’ platform that has two patents pending
Platform Development Roadmap
. Alpha launch: August 2018
. Helix Security Token Offering (STO) via Reg A+: August 2018

THE HELIX™ TOKEN
“The Currency of ScienceTM”
Helix tokens enable and fuel the Knowbella Platform’s ecosystem.
Helix provides incentives for researchers to upload intellectual assets and technologies, launch projects, collaborate, develop manuscripts, conduct peer reviews, and other value-add activities that grow and increase the quality of the network.
Scientists may use Helix to transact for goods and services within the Knowbella Tech network.
Helix tokens have no borders, no exchange rate, and hold no hidden transaction costs or fees.
Helix value is tied to Knowbella equity and in certain circumstances and upon a token conversion event, provides economic and voting rights.
Helix will be “The Currency of Science” and we envision a future in which science and its currency are truly global.

THE PLATFORM
TECHNOLOGY & IP
Crowdsourcing
Tools Services Collaboration RESEARCHERS
Monetize access DATA FREELANCERS
RECURITMENT & STAFFING
HelixTM, The Currency of ScienceTM

USER PROJECTIONS
500,000 250,000 100,000 2,000 2018 2019 2020 2021

Knowbella provides an alternative model forscientific research, collaboration, and publishing.Our global Platform offers rewards-based openscience collaboration with freely availableintellectual assets, publishing tools, andservices.

THE LAUNCH EVENT
Knowbella is launching a Regulation A+, Tier 2 offering in August 2018.
We are positioned to be one of the first in a new breed of offerings called security token offerings (STOs) to seek Reg A+ compliant status from the U.S. Security & Exchange Commission.
01 02 03 04 05
Security Token Offering: Q3, Reg A+, Tier 2 Crowd sale Accredited and Non- Capital raise Valuation >$30M up on
2018 event (Domestic and Accredited investors $ 16.7 M (with no equity successful offering International) dilution)

THE PERFECT STORM.
...of a platform and open business model, blockchain,
cryptocurrencies, security tokens, crowdsourcing and collaboration has created a unique opportunity for Knowbella to provide an efficient alternative scientific research model.
Platform model for matching intellectual assets and technologies with researchers
Open business model and open science with freely available IP to attract researchers
Blockchain with Helix to fuel & reward research and manage grant funding
Collaboration and crowdsourcing to advance science

PATH TO MONETIZATION
AD
Ad sales(initial focus)
Staffing & recruiting(initial focus)
TT
Business & marketintelligence (future)
Spin-up emerging technologysubsidiaries (future)
Crowd challenges & competitions (future)

GO TO MARKET
Attract researchers and intellectual assets
. Initial target markets are the underserved markets of Asia, Europe, Latin America, Africa
. Incentivize users to register by rewarding Helix tokens and free access
. Strategic partnerships will also drive user registrations
. Incentivize users to upload intellectual assets by rewarding Helix tokens and free access

REVENUE PROJECTIONS
$70,000,000 $55,000,000 $45,000,000 2018 2019 2020 2021

PROJECT ROADMAP
Reg A Offering     Helix listed on Acquire Open
Crowdsale exchange Therapeutics
Aug 2018 Oct 2018 Q1 2019 Seek to uplist toNASDAQJan 2020
Sept 2016
Knowbella TechFounded
Sept 2018 June 2019
Populate user
wallets with Helix
Reverse merge Knowbella into publicly traded company

Competition
ResearchGate: scientific recruiting and open science platform,
Linkedln: recruiting; no collaboration platform
Facebook: recruiting; no open science platform, no IP
Belcan: science and engineering recruiting and staffing; aerospace focus; no collaboration platform
Aerotek: science and engineering recruiting and staffing, no collaboration

COMPETITIVE ADVANTAGE
Real-time profile (persona) updates
When is the last time you updated your Linkedln profile?
Real-time recruiting (scouting)
Hiring managers can see candidates in action
Leveraging global idle intellectual assets and IP
Providing free access to idle IP

BUSINESS MODEL
Platform is free to researchers for frictionless user base growth
Subscription model for recruiting candidates and accessing dashboard access
Researchers are incentivized to join, interact, collaborate, contribute IP, start projects, do peer reviews, publish, etc. with “Helix” token reward system

GO TO MARKET
Phase 1—Attract researchers and intellectual assets
Initial target markets are the underserved markets of Asia, Latin America, Africa
Incentivize users to register by rewarding Helix tokens and free access
Strategic partnerships will also drive user registrations
Incentivize users to upload intellectual assets by rewarding Helix tokens and free access
Phase 2—Engage corporate HR organizations and recruiting firms
Once the Platform reaches critical mass of users we can expand focus on HR organizations and recruiting firms

EXIT TARGET IS $200M+
Potential acquirers:
Social media giants such as Facebook, Microsoft/Linkedln
Research organizations such as Leidos
Publishing giants such as Reed-Elsevier, Wiley- Blackwell, and Springer

THE TEAM



Mark Pohlkamp
CEO



Jason Barkeloo
COO & Founder



Laura Cannon
Consulting Project Manager



Martin Koistinen
Consulting Director Software Development

Mark Pohlkamp, BSME, MBA
CEO
Started his career as an engineer for Boeing Airplane Company. Has over 25 years of technology sales and start-up experience. Includes an Autodesk spin-off (RedSpark, engineering collaboration tools) and a start-up (Knovel Corp, research reference materials) acquired by Elsevier. Most recently he helped launch and exit a healthcare IT recruiting & staffing firm that achieved $60 million in revenues in 4 years.
Jason Barkeloo
COO & Founder
Founder and Board Chair of Knowbella Tech and its sister company, Open Therapeutics. The concept of crowdsourcing the entire global scientific community was founded nine years ago after two previous startups. Knowbella Tech was founded in 2016 with the mission of crowdsourcing all scientific intellectual properties. He completed a US Army career inciuding as laboratory operations officer of the Walter Reed Army Institute of Research; BA, Ohio State University; MA, Antioch University

Laura Cannon
Consulting Project Manager
A start-up specialist with over twenty years of experience in media and technology, with a career defined by leading edge emerging technologies from the early days of the web to digital payments. She brings an exceptional blend of strategic, creative, and organizationajjsroficiency that has been instrumental irrthe success of innovative organizations and their clients. She thrives on solving problems, making connections, finding creative solutions, and bringing separate elements together into something that did not exist before.
Martin Koistinen
Consulting Director, Software Development
Martin has 25 years of software engineering experience spanning areas such as; Biometrics, Blockchain, Cryptography, Information Security, Machine Learning, Risk Management and more. Holds a US patent related to smart cards and PKI and has more patents pending. Has led cutting-edge projects for the public sector (US an European) as well as for multinational and Fortune 500 companies across the Telecoms, Energy, Financial sectors and Travel sectors. Martin attended university as an honor student and studied Mathematics, Physics and Computer Science

Knowbella Tech
BLOCKCHAIN-ENABLED OPEN SCIENCE
For more information and investment details pleasecontact:
Mark Pohlkamp, CEO
Mark@Knowbella.Tech
+1.513.260.4400

Knowbella Tech
BLOCKCHAIN-ENABLED OPEN SCIENCE
“This document contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development; our intellectual property position; our ability to develop and grow the platform; expectations regarding platform launch, user growth and revenue; our results of operations, cash needs, spending, financing condition, liquidity, prospects, growth and strategies; the industry in which we operate; and the trends that may affect the industry or us. Although we believe we have a reasonable basis for each forward-looking statement, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity may differ materially from the forward-looking statements contained in this document. Any forward-looking statements that we make in this document speak only as of the date of such statement, and we undertake no obligations to update such statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.”

Knowbella Tech
BEQCKCHAIN-ENABLEQ-QPENSCIENCE
This is not an offer or solicitation to sell securities in any jurisdiction. Any such offer or solicitation will be made only by means that are in compliance with applicable securities and other laws. No money or other consideration is being solicited in connected with this document, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement on Form 1 -A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any person’s indication of interest involves no obligation or commitment of any kind.